Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the registrant as of December 31, 2015.

Name	Jurisdiction of incorporation or organization
BSQUARE KK	Japan
BSQUARE EMEA Limited	United Kingdom